UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Rule 14a-101)
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AMERICAN COMMERCIAL LINES INC.

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AMERICAN COMMERCIAL LINES INC.
1701 East Market Street
Jeffersonville, Indiana 47130

SUPPLEMENT DATED DECEMBER 3, 2010 TO DEFINITIVE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 14, 2010

This is a supplement to the proxy statement dated November 15, 2010 (the “Definitive Proxy Statement”) of American Commercial Lines Inc., or ACL, we, us, our or the Company. The Definitive Proxy Statement was mailed to you in connection with the solicitation of proxies for use at the special meeting of ACL stockholders to be held at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130, on December 14, 2010, beginning at 11:00 a.m. Eastern Time. The special meeting has been called for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among ACL, Finn Holding Corporation, a Delaware corporation, which we refer to as Parent, and Finn Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the Definitive Proxy Statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Only stockholders of record of our common stock as of the close of business on October 29, 2010, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Our board of directors, upon the unanimous recommendation of the special committee of the independent directors, has determined (with Mr. Ryan abstaining) that the merger is advisable and in the best interests of ACL and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of ACL continues to recommend that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the Definitive Proxy Statement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 23 of the Definitive Proxy Statement.

Introduction

The information provided in the Definitive Proxy Statement that was previously mailed to ACL stockholders of record as of October 29, 2010 is supplemented by the information contained in this supplement. The following supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Supplemental Disclosure

The following disclosure supplements the discussion at page 53 of the Definitive Proxy Statement concerning litigation relating to the merger.

Litigation Relating to the Merger

On October 22, 2010, a putative class action lawsuit was commenced against us, our directors, Platinum Equity, Parent and Merger Sub in the Court of Chancery of the State of Delaware. The lawsuit is captioned Leonard Becker v. American Commercial Lines Inc., et al, Civil Action No. 5919-VCL. Plaintiff amended his complaint on November 5, 2010, prior to a formal response from any defendant. On November 9, 2010, a second putative class action lawsuit was commenced against us, our directors, Platinum Equity, Parent and Merger Sub in the Superior/Circuit Court for Clark County in the State of Indiana. The lawsuit is captioned Michael Eakman v. American Commercial Lines Inc., et al., Case No. 1002-1011-CT-1344. In both actions, plaintiffs allege generally that our directors breached their fiduciary duties in connection with the transaction by, among other things, carrying out a process that they allege did not ensure adequate and fair consideration to our stockholders. They also allege that various disclosures concerning the transaction included in the Definitive Proxy Statement are inadequate. They further allege that Platinum Equity aided and abetted the alleged breaches of duties. Plaintiffs purport to bring the lawsuits on behalf of the public stockholders of the Company and seek equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys fees and costs, among other relief. The Company believes the lawsuits are without merit.

On December 3, 2010, counsel for the parties in the Delaware action entered into a Memorandum of Understanding (“MOU”) in which they agreed on the terms of a settlement of the Delaware litigation, which includes the supplementation of the Definitive Proxy Statement that this Supplement constitutes and the dismissal with prejudice of all claims against all of the defendants in both the Delaware and Indiana actions. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement and final approval of the proposed settlement by the Delaware Court of Chancery. Counsel for the named plaintiffs in both actions agreed to stay the actions pending consideration of final approval of the settlement in the Delaware Court of Chancery. Assuming such approval, the named plaintiffs in both actions would dismiss their respective lawsuits with prejudice against all defendants.

In connection with the settlement agreed upon in the MOU, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court of Chancery will approve the settlement as stipulated by the parties. In such event, the proposed settlement as contemplated by the MOU may be terminated. The settlement will not affect the amount of the merger consideration that ACL stockholders are entitled to receive in the merger, or modify any other terms of the merger agreement.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. Plaintiffs disagree. Because it will eliminate the uncertainty, distraction, burden and expense of further litigation and will permit the merger to proceed without risk of injunctive or other relief, the defendants have agreed to the terms of the proposed settlement described above, which includes making the supplemental disclosures below.

Background of the Merger

The following disclosure supplements the discussion at page 29 of the Definitive Proxy Statement concerning the Special Committee meeting on September 17, 2010.

The Special Committee reviewed with Messrs. Ryan and Pilholski management’s updated financial projections for the third and fourth quarters of 2010 for the Company. Mr. Pilholski discussed with the Special Committee that the change in the forecasts for the third and fourth quarters was largely due to the loss associated with a Jeffboat contract and the delayed grain shipping season.

The following disclosure supplements the discussion at page 31 of the Definitive Proxy Statement concerning the Special Committee meeting on October 13, 2010 and the BB&T Capital Markets research report by inserting the following sentence after the fifth sentence of the second full paragraph on page 31.

Management believed that while the analysts understood the directional progress the Company was achieving as a result of its strategic initiatives, the analysts were overly optimistic about the likelihood and timing of the Company achieving the financial results predicted by the analysts in their report.

The following disclosure supplements the discussion at page 33 of the Definitive Proxy Statement concerning contacts with the 86 parties contacted by BofA Merrill Lynch, consisting of 28 potential strategic buyers and 58 potential financial sponsor buyers.

BofA Merrill Lynch contacted all of the parties identified by BofA Merrill Lynch and the Company to the Special Committee as candidates for contact. Non-disclosure agreements were entered into with 13 of these entities and information was shared with them pursuant to those agreements. There were no proposals submitted or any other indications of interest provided by the 86 parties contacted. Despite a broad solicitation of potentially interested parties, the Company did not receive any alternative acquisition proposals during the “go-shop” period.

Reasons for the Merger; Recommendation of the Special Committee and Board of Directors

The following disclosure supplements the discussion at page 33 of the Definitive Proxy Statement concerning the Special Committee of the board of directors consisting solely of independent directors by inserting the following sentence after the first sentence of the paragraph under the heading “Special Committee of the Board of Directors” on page 33.

Upon forming the Special Committee, the board of directors affirmatively determined that Mr. Nils Larsen was disinterested and independent and could serve on the Special Committee. The board of directors noted his relationship with EGI, an affiliate of GVI, a significant Company stockholder. The board of directors believed that GVI had the same interest as other stockholders in obtaining the maximum price it could from a transaction.

The following disclosure supplements the discussion at page 34 of the Definitive Proxy Statement concerning the results of a premium analysis by adding the following paragraph after the penultimate paragraph on page 36 of the Definitive Proxy Statement.

The Special Committee considered premiums paid in other transactions where publicly traded companies were acquired by private equity firms calculated as of the date of execution of the merger agreement. The Special Committee determined that it was unduly narrow to examine premiums solely in the context of one trading day preceding the execution of the merger agreement and considered the proposed merger consideration in light of the Company’s stock price performance over the weeks and months prior to the date of execution.

Opinion of Financial Advisor

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The following disclosure supplements the discussion at page 39 of the Definitive Proxy Statement concerning the Selected Publicly Traded Company Analysis performed by BofA Merrill Lynch by replacing the first two sentences of the third full paragraph on page 39.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on October 15, 2010, of the selected publicly traded companies as a multiple of calendar years 2010 and 2011 estimated earnings per share, commonly referred to as EPS, which are referred to below as “Price/2010E Earnings” and “Price/2011E Earnings,” respectively. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on October 15, 2010, plus debt, less cash, as a multiple of calendar years 2010 and 2011 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, which are referred to below as “Enterprise Value/2010E EBITDA” and “Enterprise Value/2011E EBITDA,” respectively.

This analysis indicated the following:

Selected Publicly Traded Companies Analysis Multiples

	High		Low

Price/2010E Earnings*	33.3	x	10.6	x
Price/2011E Earnings*	18.9	x	7.1	x
Enterprise Value/2010E EBITDA	8.7	x	4.4	x
Enterprise Value/2011E EBITDA	7.8	x	5.6	x

*	Low multiple excludes K-Sea Transportation Partners L.P., which has projected negative EPS

The following disclosure supplements the discussion at page 40 of the Definitive Proxy Statement concerning the Selected Precedent Transactions Analysis performed by BofA Merrill Lynch by replacing the first sentence of the second full paragraph on page 40.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last twelve-month, commonly referred to as LTM, EBITDA, which is referred to below as “Enterprise Value/LTM EBITDA.”

This analysis indicated the following:

Selected Precedent Transactions Analysis Multiples

	High		Low		Mean		Median

Enterprise Value/LTM EBITDA	9.6	x	4.2	x	6.9	x	7.5x

The following disclosure supplements the discussion at page 40 of the Definitive Proxy Statement concerning the Discounted Cash Flow Analysis performed by BofA Merrill Lynch by replacing the third sentence of the last paragraph on page 40 of the Definitive Proxy Statement.

These terminal multiples were selected on the basis of how the Company and certain peer companies traded as a multiple of historical and estimated EBITDA as of October 15, 2010. For the purposes of this analysis, mid-cycle EBITDA means the Company’s normalized EBITDA over the period covered by the Company forecasts, which was utilized to account for future cyclicality consistent with historical fluctuations in the Company’s financial performance and was calculated as the mean estimated EBITDA over such forecast period for each of the Cash Flow Neutral Case, the Deferred Investment Case and the Wall Street Case. The mid-cycle EBITDA amounts utilized for the purposes of this analysis were $145 million for the Cash Flow Neutral Case, $106 million for the Deferred Investment Case, and $125 million for the Wall Street Case.

The following disclosure supplements the discussion in the carryover paragraph at the top of page 41 of the Definitive Proxy Statement, at the end of the first full sentence on that page.

This analysis was based upon the Company’s unlevered, after-tax free cash flows, which are distinct from free cash flows. The free cash flows forecasted by the Company’s senior management for the fiscal years ended December 31, 2010 through 2014 are reflected at pages 43 and 44 of the Definitive Proxy Statement under the heading “Certain Company Forecasts.”

The following disclosure supplements the discussion at page 41 of the Definitive Proxy Statement concerning the Discounted Cash Flow Analysis performed by BofA Merrill Lynch by adding the following sentence before the full first paragraph on page 41 of the Definitive Proxy Statement.

BofA Merrill Lynch also calculated the implied perpetuity growth rates for the Company using the same implied per share equity value reference ranges, EBITDA terminal multiples and discount rates from the analysis described above, which resulted in implied perpetuity growth rates ranging from 1.4% to 3.6% for the Cash Flow Neutral Case, 0.8% to 3.0% for the Deferred Investment Case, and 1.5% to 3.7% for the Wall Street Case.

The following disclosure supplements the discussion at page 42 of the Definitive Proxy Statement concerning the aggregate fee to be paid to BofA Merrill Lynch by replacing the first sentence of the fourth full paragraph under the heading “Miscellaneous” on page 42.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $8.3 million, $100,000 of which was payable upon execution by the Company of BofA Merrill Lynch’s engagement letter, $1 million of which was payable upon the rendering of BofA Merrill Lynch’s opinion, and the remaining portion of which is contingent upon the completion of the merger.

The following disclosure supplements the discussion at page 43 of the Definitive Proxy Statement under the heading Certain Company Forecasts by adding this parenthetical after the second sentence of the second paragraph of that discussion.

(The Company also provided sets of financial forecasts for the fiscal years ended December 31, 2015 and 2016; however, these were not used by BofA Merrill Lynch in its analyses because the projections for those years were extrapolations of the earlier-year forecasts, among other reasons.)

Important Information Filed with the SEC

Investors and security holders are advised to read the Definitive Proxy Statement and other documents because they contain important information about ACL and the proposed transaction.

Investors and stockholders may obtain a free copy of the Definitive Proxy Statement and any other relevant documents filed or furnished by ACL with the SEC (when available) at the SEC’s Web site, www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by ACL by contacting the Company by e-mail at aclinesinvestor@aclines.com or by phone at 800-842-5491 or by going to the investor relations portion of ACL’s website, www.aclines.com.

ACL and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from ACL stockholders in respect of the proposed transaction. Information about the directors and executive officers of ACL and their respective interests in ACL by security holdings or otherwise is set forth in the Definitive Proxy Statement.

Forward-Looking Statements

This filing contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”,

“intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the acquisition, the ability of Parent and ACL to close the acquisition and that the proposed settlement will be finalized. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of ACL, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: (i) uncertainties associated with the acquisition of the Company by Parent; (ii) uncertainties as to the timing of the merger; (iii) failure to receive approval of the transaction by ACL stockholders; (iv) the ability of the parties to satisfy closing conditions to the transaction; (v) the ability to finalize the proposed settlement, including obtaining court approval; (v) changes in economic, business, competitive, and/or regulatory factors; and (vi) those risks identified and discussed by us in our filings with the U.S. Securities and Exchange Commission, including the Definitive Proxy Statement.

All of the forward-looking statements we make in this document are qualified by the information contained herein or contained or incorporated by reference in the Definitive Proxy Statement, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 85 of the Definitive Proxy Statement). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.